Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of PagSeguro Digital Ltd. of our report dated March 7, 2018 relating to the financial statements of PagSeguro Digital Ltd., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers

Auditores Independentes

São Paulo, Brazil

June 18, 2018